American Stock Exchange: URZ
Frankfurt Exchange: U9E
Tel: (604) 689-1659
Fax: (604) 689-1722
www.uranerz.com

COCHRANE RIVER, ATHABASCA BASIN PROJECT UPDATE

Vancouver, B.C., April 25, 2007 -- Uranerz Energy Corporation (AMEX:URZ) is pleased to announce that we have been informed by joint venture partner, Triex Minerals Corporation, that the winter ground geophysical program has been completed on the Cochrane River property. Target delineation is expected to continue in June with a surface program of mapping, prospecting and geochemistry. A first pass diamond drill program is planned for September-October to test the highest priority areas. This work will focus on the potential for near- or at-surface, basement-hosted, structurally controlled uranium within hydrothermally altered rock. Analogues include the Sue C deposit at McClean Lake and the Eagle Point deposit at Rabbit Lake.

The property is located approximately 80 kilometres northeast of Cameco Corporation's Eagle Point Mine which is located at the northeastern edge of the Athabasca Basin. It is within the Wollaston-Mudjatic magnetic low transition zone, within which all of the major uranium deposits in the eastern Athabasca Basin occur. Regional - and property-scale geological, geophysical and remotely sensed data sets have been acquired from the public and private domain and integrated to highlight areas favourable for structurally controlled uranium deposition and concentration.

A winter geophysics program of ground-based resistivity surveys was completed in February by Patterson Geophysics Inc. of La Ronge, Saskatchewan. A total of 14.8 line-kilometres of grid was established and 5.9 line-kilometres were surveyed. This work followed up on four grids covered by DIGHEM V helicopter-borne electromagnetic surveys completed in January, 2006 for a total of 1,949 line-kilometres. An extensive lake sediment geochemical program was completed in September, 2006. Sample density is approximately 1 sample per 1.5 square kilometres.

On the Cochrane River permits, 390 lake sediment samples were collected. There are three key anomalies. The northeast multi-element anomaly has two samples from two adjacent lakes with 10.6 and 11.7 ppm uranium respectively (approximately 3 times background in the belt); both samples are also elevated in molybdenum, vanadium and copper anomalies. The samples form a north-south trend, oblique to the northeast-southwest regional grain of map units and structures. The central anomaly comprises five samples which range from 10.1 to 14.6 ppm uranium and form an east-west trend along five adjacent lakes, oblique to the northeast-southwest regional grain of map units and structures. The southern anomaly, or target, is defined by a set of five linear conductors with an aggregate width of two to three kilometres and strike length of about 10 kilometres parallel to the regional grain. The conductors are truncated and offset by east-west linear features. The host rocks in this area are fertile for uranium as nine uranium occurrences are known in the area. Areas of conductor offset and/or truncation are the focus for re-mobilized and structurally-controlled uranium concentrations along faults.

The Cochrane River Property originally comprised two permits covering 67,480 hectares. Following Saskatchewan regulations, the staking of seven mineral claims within the permit holding has been

USA OPERATIONS		CANADA OPERATIONS		American Stock Exchange: URZ
P.O. Box 50850	T: 307 265 8900	Suite 1410	T: 604 689 1659	Frankfurt Exchange: U9E
1701 East E Street	F: 307 265 8904	800 West Pender Street	F: 604 689 1722	www.uranerz.com
Casper WY 82605-0850		Vancouver BC V6C 2V6

completed and filed. The total area has been reduced to 28,012 hectares. Triex has the option to earn up to a 70% interest in the Cochrane River property from Uranerz Energy Corporation.

Uranerz Energy Corporation is a pure-play uranium company listed on the American Stock Exchange. The Company is engaged in the acquisition, exploration and development of properties in the uranium sector. The Company's goal is to become a producer of uranium which will be utilized as fuel in the world's nuclear electrical generating facilities. The Company has an experienced team of mining personnel, many of whom are former officers, senior management and employees of the original Uranerz Exploration and Mining Limited and related companies (the "Uranerz Group"). This team has direct experience in licensing, designing, constructing and operating underground, open-pit and in-situ recovery uranium production facilities. The Company also has an advisory board that consists entirely of ex-Uranerz Group professionals. The Uranerz Group was acquired in 1998 by Cameco, the world’s largest primary uranium producer.

Uranerz Energy Corporation has expertise in in-situ recovery mining and holds projects in Wyoming with uranium-mineralized sandstone. These Powder River Basin uranium properties are advanced, and the Company has initiated environmental licensing and mine planning for the development of two of these projects.

Uranerz also has uranium properties in Saskatchewan (Canada), Mongolia and the Great Divide Basin of Wyoming. The Canadian, Mongolian and Great Divide Basin uranium properties are in the exploration stage and Uranerz has joint ventured these projects to other companies as a means of reducing its exploration risk. These projects are operated and funded by our joint venture partners.

To obtain more information, contact investor relations at Uranerz, telephone 1-800-689-1659, or visit our web site at www.uranerz.com .

ON BEHALF OF THE BOARD

“Glenn Catchpole”

Glenn Catchpole
President and CEO

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to complete the acquisition of any interest in any new mineral exploration properties;
(ii)	the inability of the Company to achieve the financing required to pursue the acquisition or exploration of any new mineral properties;
(iii)	the inability of the Company to raise the financing necessary to conduct exploration or development of its properties;
(iv)	the lack of presence of commercial mineralization on its properties; and
(v)	the inability of the Company to establish commercial deposits or reserves of uranium on its properties.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

USA OPERATIONS		CANADA OPERATIONS		American Stock Exchange: URZ
P.O. Box 50850	T: 307 265 8900	Suite 1410	T: 604 689 1659	Frankfurt Exchange: U9E
1701 East E Street	F: 307 265 8904	800 West Pender Street	F: 604 689 1722	www.uranerz.com
Casper WY 82605-0850		Vancouver BC V6C 2V6